The information in this prospectus supplement is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus supplement dated April __, 1999
(To the Prospectus dated April __, 1999)

--------------------------------------

IKON Receivables, LLC                                   $_______________________
Issuer
IOS Capital, Inc.                              Lease Backed Notes, Series 1999-1
Originator and Servicer

--------------------------------------

--------------------------------------------------------------------------------
[IOS LOGO]

You should read the section entitled "Risk Factors" starting on page S-7 of this prospectus supplement and page 7 of the prospectus and consider these factors before making a decision to invest in the notes.

The notes are debt of the issuer payable only from the pledged assets of the issuer and the insurance policy described in this prospectus supplement.

This prospectus supplement may be used to offer and sell the notes only if accompanied by the prospectus.
--------------------------------------------------------------------------------

The issuer will issue the four classes of notes shown in the table below.

The notes --

      o Are backed by a pledge of certain assets of the issuer, primarily a pool of equipment leases or contracts and related assets;

      o     Receive distributions beginning on June 15, 1999;

      o     Represent debt obligations of IKON Receivables, LLC; and

      o     Currently have no trading market.

Credit enhancement for the notes consists of --

      o A reserve account that can be used to pay certain shortfalls in payments on the notes;

      o Overcollateralization resulting from the excess of the principal value of the initial leases over the aggregate principal amount of the notes; and

      o A financial guarantee insurance policy from Ambac Assurance Corporation unconditionally guaranteeing timely payment of interest and ultimate payment of principal, as described in this prospectus supplement

                                  [AMBAC LOGO]

=========================================================================================
                                                                      Initial Ratings
                   Issuance        Interest   Initial Public      -----------------------
                    Amount           Rate     Offering Price      Moody's           S & P
-----------------------------------------------------------------------------------------
Class A-1 Notes   $[       ]       [     ]%     [     ]%
-----------------------------------------------------------------------------------------
Class A-2 Notes   $[       ]       [     ]%     [     ]%
-----------------------------------------------------------------------------------------
Class A-3 Notes   $[       ]       [     ]%     [     ]%
-----------------------------------------------------------------------------------------
Class A-4 Notes   $[       ]       [     ]%     [     ]%
=========================================================================================

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

LEHMAN BROTHERS
           CHASE SECURITIES, INC.
                              DEUTSCHE BANK SECURITIES INC.
                                                       PNC CAPITAL MARKETS, INC.

       Important Notice About the Information Presented in This Prospectus
                   Supplement and the Accompanying Prospectus

            We provide information to you about the notes in two separate documents that progressively provide more detail: (1) the accompanying prospectus, which provides general information, some of which may not apply to your series of notes, and (2) this prospectus supplement, which describes the specific terms of your series of notes.

            This prospectus supplement does not contain complete information about the offering of the notes. Additional information is contained in the prospectus. You are urged to read both this prospectus supplement and the prospectus in full. We cannot sell the notes to you unless you have received both this prospectus supplement and the prospectus .

            If the prospectus contemplates different or multiple options, you should rely on the information in this prospectus supplement as to the applicable option.

            The issuer has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, with respect to the notes offered by this prospectus supplement. This prospectus supplement and the prospectus, which form a part of the registration statement, omit certain information contained in such registration statement pursuant to the rules and regulations of the Securities and Exchange Commission. You may inspect and copy the registration statement at the Public Reference Room at the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C., and the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can obtain copies of such materials at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Securities and Exchange Commission maintains a site on the World Wide Web containing reports, proxy materials, information statements and other items. The address is http://www.sec.gov.

            We include cross-references in this prospectus supplement and the accompanying prospectus to captions in these materials where you can find further related discussions. The following table of contents and the table of contents included in the accompanying prospectus provide the pages on which these captions are located.

            In addition to the documents described in the accompanying prospectus as being incorporated by reference, the financial statements of Ambac Assurance Corporation included in, or as exhibits to, the following documents, which have been filed by Ambac Assurance Corporation with the SEC are hereby incorporated by reference:

            o Annual report on Form 10-K for the year ended December 31, 1998, and

            o     Quarterly report on Form 10-Q for the quarter ended March 31,
                  1999

            All financial statements of Ambac Assurance Corporation included in documents filed by the Ambac Assurance Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the filing of this prospectus supplement and prior to the termination of the offering of the notes shall be deemed to be incorporated by reference into this prospectus supplement and to be a part hereof.

                                Table of Contents

                                                                            Page
                                                                            ----

Summary......................................................................S-4
Risk Factors.................................................................S-7
The Issuer...................................................................S-8
The Servicer and the Originator..............................................S-8
The Insurer and the Policy...................................................S-9
The Asset Pool..............................................................S-11
Description of the Notes....................................................S-20
Prepayment and Yield Considerations.........................................S-27
The Trustee.................................................................S-30
Material Federal Income Tax Consequences....................................S-30
ERISA Considerations........................................................S-31
Use of Proceeds.............................................................S-31
Ratings of the Notes........................................................S-32
Legal Opinions..............................................................S-34

--------------------------------------------------------------------------------

                                     Summary

o This summary highlights selected information from this prospectus supplement and does not contain all of the information that you need to consider in making your investment decision. To understand all of the terms of the offering of the notes, read carefully this entire prospectus supplement and the accompanying prospectus.

o This summary provides an overview of certain calculations, cash flows and other information to aid your understanding and is qualified by the full description of these calculations, cash flows and other information in this prospectus supplement and the accompanying prospectus.

                          o     Lease-Backed Notes

                                  Series 1999-1

Issuer

IKON Receivables, LLC, a Delaware special purpose limited liability company.

Originator

IOS Capital Inc., a Delaware corporation formerly known as IKON Capital Inc.

Seller

IKON Receivables-1 LLC, a Delaware special purpose limited liability company.

Servicer

o IOS Capital, Inc.

o The servicer's principal executive offices are located at 1738 Bass Road, P.O. Box 9115, Macon, Georgia 31208.

Trustee

o Harris Trust and Savings Bank, a banking corporation organized under the laws of Illinois.

o The trustee's offices are located at 311 West Monroe Street, 12th Floor, Chicago, IL 60606.

Insurer

Ambac Assurance Corporation, a Wisconsin-domiciled stock insurance corporation.

The Asset Pool

The issuer will pledge certain property to secure payments on the notes. The pledged assets will include:

      o a pool of office equipment leases or contracts, including installment sale contracts, and related assets;

      o     cash on deposit in a reserve account and the collection account; and

      o other assets as described in detail elsewhere in this prospectus supplement.

The Leases

o On or about April __, 1999, IOS Capital, Inc. will contribute to IKON Receivables-1, LLC, a pool of office equipment leases, including conditional sale and other contracts, and IKON Receivables-1, LLC will transfer them to the issuer. Payments on the notes will be made from payments on these leases.

o The leases will relate to various items or types of office equipment. However, initially, a substantial portion of the total original equipment cost of the leased equipment in the asset pool relates to copiers.

o The leases are triple-net leases, which means that the lessee is required to pay all taxes, maintenance and insurance associated with the equipment. The leases are non-cancelable by the lessees. All payments under the leases are absolute, unconditional obligations of the lessees. The leases provide that such payments are not subject to set-off or reduction without the lessor's consent.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

o The aggregate principal value of the pool of leases at any time will be calculated by discounting their remaining payments (except for certain minor charges and delinquent payments) at a rate equal to ____%.

o We will pay the notes from payments on the leases. Noteholders should not rely on the sale of leased equipment for payments on the notes.

Issuance Date

On or about April __, 1999.

Cut-Off Date

The opening of business on April 1, 1999.

Payment Date

The 15th day of each month if the 15th is a business day. If the fifteenth is not a business day, the payment date will be the following day that is a business day. The first payment date will be June 15, 1999.

Determination Date

Five business days before the payment date. The trustee will calculate the amounts to be paid on the notes on this date.

Due Period

Payments made on each payment date will relate to the collections received in respect of the immediately preceding calendar month or, in the case of the June 15, 1999 payment date, the months of April and May, 1999.

Record Date

The last business day preceding a payment date unless the notes are no longer book-entry notes. If the notes are definitive notes, the record date is the last business day of the month preceding a payment date.

Stated Maturity Dates

If the notes have not already been paid in full, we will pay the outstanding principal amount of the notes in full on the following payment dates:

Class A-1                  [Insert date]
Class A-2                  [Insert date]
Class A-3                  [Insert date]
Class A-4                  [Insert date]

Final payment on the notes will probably be earlier than the stated maturity dates listed above for the related class of notes.

Denominations

o The issuer will issue the notes in minimum denominations of $1,000 and integral multiples of $1,000.

o One note in each class may be issued in another denomination.

Payments on the Notes

Each month, the issuer will distribute the amounts received on the leases and any other amounts available for these purposes as follows:

Interest Distributions

o On each payment date, the issuer will pay interest at the applicable interest rate that accrued during the prior interest accrual period.

Principal Distributions

o On each payment date, the issuer will pay principal in reduction of the outstanding principal balance of the notes.

o Principal payments will be an amount usually equal to the decrease in the principal value of the leases between determination dates. The issuer will pay principal in the following priority:

o to the Class A-1 noteholders only, until the principal amount on the Class A-1 Notes has been reduced to zero;

o when the Class A-1 Notes have been paid in full to the Class A-2 noteholders only, until the principal amount on the Class A-2 Notes has been reduced to zero, an amount generally equal to _____% of the decrease in the principal value of the leases;

o when the Class A-2 Notes have been paid in full, to the Class A-3 noteholders only, until the principal amount on the Class A-3 Notes has been reduced to zero, an amount generally equal

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

      to _____% of the decrease in the principal value of the leases;

o when the Class A-3 Notes have been paid in full, to the Class A-4 noteholders, until the principal amount on the Class A-4 Notes has been reduced to zero, an amount generally equal to _____% of the decrease in the principal value of the leases.

This general description of distributions of principal on the notes is subject to certain targets and floors which may result in additional principal payments. We refer you to "Descriptions of the Notes--Distributions" in this prospectus supplement for further information regarding the payment of interest and principal on the notes.

Credit Enhancement

The credit enhancement available to you will consist of the following:

o Reserve Account. A reserve account will be set up in the name of the trustee for the benefit of the noteholders. Funds in the reserve account will be used to pay certain shortfalls in amounts due to noteholders. The issuer will initially deposit $__________into the reserve account.

o Overcollateralization. Additional credit enhancement is provided because the initial principal amount of the notes is less than the initial principal value of the leases in the asset pool.

o Insurance Policy. The issuer will obtain a noncancellable insurance policy from Ambac Assurance Corporation with respect to the notes. This insurance policy will unconditionally and irrevocably guarantee payments to you of interest and principal, but subject to specific terms and conditions set forth under the heading "The Insurer and the Policy" in this prospectus supplement.

We refer you to "The Insurer and the Policy" and "Description of the Notes--Principal Payments" and "--Reserve Account" in this prospectus supplement for more detail.

Optional Redemption

o The issuer may, on any payment date, redeem the notes when the total discounted lease balance is less than or equal to 10% of the total discounted lease balance of the leases as of April 1, 1999.

o If a redemption occurs, you will receive a final distribution equaling the entire unpaid principal balance of the notes plus any accrued and unpaid interest.

Material Federal Income Tax Consequences

For federal income tax purposes:

o Dewey Ballantine LLP, special tax counsel to issuer, is of the opinion that the notes will be treated as debt and the issuer will not be treated as an association (or publicly traded partnership) taxable as a corporation. By your acceptance of a note, you agree to treat the notes as debt.

o Interest on the notes will be taxable as ordinary income when received by a holder on the cash method of accounting and when accrued by a holder on the accrual method of accounting.

o Dewey Ballantine LLP has prepared the discussion under "Material Federal Income Tax Consequences" in the prospectus and this prospectus supplement and is of the opinion that such discussion accurately states all material federal income tax consequences of the purchase, ownership and disposition of the notes to their original purchaser.

ERISA Considerations

Subject to the considerations and conditions described under "ERISA Considerations" in the prospectus and this prospectus supplement, pension, profit-sharing or other employee benefit plans, as well as individual retirement accounts and certain types of Keogh Plans, may purchase notes. Investors should consult with their counsel regarding the applicability of the Employee Retirement Income Security Act of 1974, as amended, before purchasing a note.

Ratings

o The issuer will not issue the notes unless they have been assigned the ratings designated on the cover page of this prospectus supplement.

o You must not assume that the ratings will not be lowered, qualified or withdrawn by the rating agencies.

--------------------------------------------------------------------------------

                                  Risk Factors

In addition to the risk factors discussed in the Prospectus, prospective investors should consider, among other things, the following additional factors in connection with the purchase of the notes:

Geographic Concentrations of    Adverse economic conditions or other factors
Leases May Adversely Affect     affecting any state or region where a high
the Leases                      concentration of lessees under the leases are
                                located could adversely affect the performance of the leases. As of April 1, 1999, lessees with respect to approximately [ [ ]%, [ ]% and [ %] ] of the leases (based on the statistical discounted present value of the leases) were located in __________, __________ and
                                __________, respectively. No other state accounts for more than 5% of the leases. If adverse events or economic conditions were to be particularly severe in those geographic regions or in the event a lessee or group of lessees in such geographic regions were to experience financial difficulties, such lessees may be unable to pay or may not make timely payments.
                                If such conditions or other factors occur, you may experience delays in receiving payments on the notes and suffer loss of your investment.
                                The issuer is unable to determine and has no basis to predict, for any state or region, whether any events like these have occurred or may occur, or to what extent any events like these may affect the leases or the repayment of amounts due under the notes.

Ratings of the Notes are        The ratings of the notes will depend primarily
Dependent upon                  on the creditworthiness of the insurer as the
Creditworthiness of Insurer     provider of the financial guarantee insurance
                                policy relating to the notes. There is a risk that any reduction in the insurer's rating would result in a reduction in the ratings of the notes.

                                   The Issuer

            IKON Receivables, LLC (the "Issuer") is a Delaware limited liability company all of the membership interests in which are held by IKON Receivables-1 LLC, a special purpose Delaware limited liability company (the "Seller"). All of the membership interests in the Seller are, in turn, owned by IOS Capital, Inc. ("IOS Capital" or the "Originator").

            The Notes will be secured solely by the Asset Pool (as defined herein). The Issuer does not have, nor is it expected in the future to have, any significant assets other than the Asset Pool and the sole sources of funds available for payment of the Notes is the Asset Pool and proceeds of the financial guaranty insurance policy described herein (the "Policy").

            Because the Issuer has no operating history and will not engage in any business other than activities incidental to the acquisition of the Asset Pool (and asset pools relating to other series of notes) and the issuance of the Notes (and other series of notes), no historical or pro forma financial statements or ratios of earnings to fixed charges with respect to the Issuer, other than the balance sheet of the Issuer at April 6, 1999 included in the accompanying Prospectus dated April __, 1999 (the "Prospectus"), have been included herein or in the Prospectus.

            The Issuer will pledge its interest in the Asset Pool to Harris Trust and Savings Bank, as Trustee for the benefit of holders of the Notes (the "Trustee") and issue the Notes pursuant to an indenture between the Issuer and the Trustee ( the "Indenture").

                         The Servicer and the Originator

            General. The Lease Receivables (as defined below) will be acquired by the Seller from IOS Capital and by the Issuer from the Seller. IOS Capital, a Delaware corporation headquartered in Macon, Georgia will serve as the servicer of the Leases (in such capacity, the "Servicer"). IOS Capital is a wholly-owned subsidiary of IKON Office Solutions, Inc. ("IKON Office Solutions"). Additional information about IOS Capital is contained in the Prospectus. See "The Originator's Leasing Business" in the Prospectus.

            At December 31, 1998, IOS Capital had approximately $2,239,433,000 in assets, approximately $1,906,240,000 in liabilities and approximately $333,193,000 in shareholders' equity.

            Historical Delinquency and Loss Information. General delinquency information for leases in IOS Capital's total servicing portfolio not charged-off, and general charge-off information for leases in IOS Capital's total servicing portfolio, are set forth in the tables below. Lease receivables in the Servicer's servicing portfolio are charged-off between 121 and 181 days past due depending upon credit quality and the reasons for delinquency in accordance with the IKON National Risk Management Policy. Any account more than 181 days past due requires IKON corporate authorization to waive charge-off. Any subsequent recoveries offset gross losses.

                       Summary Historical Delinquency Data

                              IOS Capital Portfolio

             December 31, 1998     September 30, 1998    September 30, 1997    September 30, 1996    September 30, 1995
            --------------------  --------------------  --------------------  --------------------  --------------------
            ($ - millions)   %*   ($ - millions)   %*   ($ - millions)   %*   ($ - millions)   %*   ($ - millions)   %*
Current         2,450.9    90.7%     $2,452.6    90.8%     $1,981.5    89.4%     $1,304.3    86.5%       $910.8    87.9%

31-60 Days        146.4     5.4%       $144.7     5.4%       $120.00    5.4%       $107.1     7.1%        $83.9     8.1%

61-90 Days         64.6     2.4%        $66.2     2.4%        $67.7     3.1%        $54.3     3.6%        $25.9     2.5%

Over 90 Days       39.9     1.5%        $37.0     1.4%        $46.2     2.1%        $42.2     2.8%        $15.5     1.5%
                   ----     ---         -----     ---         -----     ---         -----     ---         -----     ---
Total          $2,701.8   100.0%     $2,700.5   100.0%     $2,215.4   100.0%     $1,507.9   100.0%     $1,036.1   100.0%

             September 30, 1994
            -------------------
            ($ - millions)  %*
Current         $572.4    88.7%

31-60 Days       $48.3     7.5%

61-90 Days       $16.0     2.5%

Over 90 Days      $8.2     1.3%
                  ----     ---
Total           $644.9   100.0%

* Represents lease portfolio receivables as a percentage of the total portfolio balance on a monthly basis.

                          Summary Historical Loss Data

                              IOS Capital Portfolio

                December 31,     September 30,    September 30,     September 30,     September 30,      September 30,
                    1998             1998              1997             1996               1995              1994
               -------------     -------------    -------------     -------------     -------------      -------------
               ($- millions)     ($- millions)    ($- millions)     ($- millions)     ($- millions)      ($- millions)
Average
Portfolio
Balance for
the Fiscal
Year*               2,679         $2,545             $1,917           $1,286                $850              $561

Gross
Charge-offs
($ millions)**      $88.8          $98.8              $51.6            $29.9               $20.9             $14.4

Gross
Charge-offs
as a % of
the Average
Portfolio
Balance for
the Fiscal
Year**               3.3%           3.9%               2.7%             2.3%                2.4%              2.7%

* Average Portfolio Balance at September 30 in each of fiscal years 1994 through 1998 was calculated by adding the servicing portfolio balance for each of the twelve months of such fiscal year and dividing by 12. Average Portfolio Balance at December 31, 1998 represents average of balances for first three months of fiscal year 1999.

** Information with respect to net chargeoffs is not available. Gross chargeoff at December 31, 1998 is annualized amount calculated by multiplying gross chargeoffs during quarter ended December 31, 1998 of $22.2 million by 4.

            The loss rate increased to 3.9% for the year ended September, 1998. This increase resulted primarily from marginal credits in the commercial print shop industry and two IKON marketplaces that experienced above average losses. In the summer of 1998, IOS Capital revised it's charge-off policy, thereby accelerating recognition of losses.

            There can be no assurance that the levels of delinquency and loss reflected in the tables above are or will be indicative of the performance of the Leases in the future.

                           The Insurer and the Policy

            General. The information set forth in this section has been provided by Ambac Assurance Corporation ("Ambac" or the "Insurer") for inclusion in this Prospectus Supplement. No representation is made by any of the Underwriters (as defined herein), the Issuer, IOS Capital, or any of their affiliates as to the accuracy or completeness of such information.

            Ambac is a Wisconsin-domiciled stock insurance corporation regulated by the Office of the Commissioner of Insurance of the State of Wisconsin and licensed to do business in 50 states, the District of Columbia, the Commonwealth of Puerto Rico and the Territory of Guam. Ambac primarily insures newly issued municipal and structured finance obligations. Ambac is a wholly-owned subsidiary of Ambac Financial Group, Inc. (formerly AMBAC Inc.), a 100% publicly-held company. Moody's Investors Service Inc. ("Moody's"), Standard & Poor's, a division of The McGraw Hill Companies Inc. ("S&P"), and Fitch IBCA, Inc. ("Fitch IBCA") have each assigned a triple-A financial strength ability rating to Ambac.

            The consolidated financial statements of Ambac and its subsidiaries as of December 31, 1998, December 31, 1997 and December 31, 1996, prepared in accordance with generally accepted accounting principles, included in the Annual Report on Form 10-K of Ambac Financial Group, Inc. (which was filed with the Commission on March 30, 1999, Commission File No. [1-10777]) are hereby incorporated by reference into this Prospectus Supplement and shall be deemed to be a part hereof. Any statement contained in a document incorporated herein by reference shall be modified or superseded for the purposes of this Prospectus Supplement to the extent that a statement contained herein by reference herein also modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

            All financial statements of Ambac and its subsidiaries included in documents filed by Ambac Financial Group, Inc. with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Prospectus Supplement and prior to the termination of the offering of the Notes (as defined herein), shall be deemed to be incorporated by reference into this Prospectus Supplement and to be a part hereof from the respective dates of filing such documents.

            The following table sets forth the capitalization of Ambac as of December 31, 1996, December 31, 1997 and December 31, 1998, respectively, in conformity with generally accepted accounting principles.

                           Ambac Assurance Corporation
                        Consolidated Capitalization Table
                              (Dollars in Millions)

                                           December 31,       December 31,       December 31,
                                               1996               1997               1998
                                          -------------      -------------      -------------
Unearned premiums....................     $         995      $       1,184      $       1,303
Other liabilities ...................               259                562                548
                                          -------------      -------------      -------------
Total liabilities....................             1,254              1,746              1,851
                                          =============      =============      =============
Stockholder's equity: (1)
       Common stock..................                82                 82                 82
       Additional paid-in capital....               515                521                541
       Accumulated other
          comprehensive income.......                66                118                138
       Retained earnings.............               992              1,180              1,405
                                          -------------      -------------      -------------
Total stockholder's equity...........             1,655              1,901              2,166
                                          -------------      -------------      -------------
Total liabilities and
    stockholder's equity ............             2,909              3,647              4,017
                                          =============      =============      =============

(1) Components of stockholder's equity have been restated for all periods presented to reflect "Accumulated other comprehensive income" in accordance with the Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" adopted by Ambac effective January 1, 1998. As this new standard only requires additional information in the financial statements, it does not affect Ambac's financial position or results of operations.

            For additional financial information concerning Ambac, see the audited and unaudited financial statements of Ambac incorporated by reference herein. Copies of the financial statements of Ambac incorporated herein by reference and copies of Ambac's annual statement for the year ended December 31, 1998 prepared in accordance with statutory accounting standards are available, without charge, from Ambac. The address of Ambac's administrative offices and its telephone number are One State Street Plaza, 17th Floor, New York, New York, 10004 and (212) 668-0340.

            Ambac makes no representation regarding the Notes or the advisability of investing in the Class A Notes and makes no representation regarding, nor has it participated in the preparation of, this Prospectus Supplement other than the information supplied by Ambac and presented under the heading "The Insurer and the Policy" and in the financial statements incorporated herein by reference.

            The Policy. The following summary of the terms of the Policy does not purport to be complete and is qualified in its entirety by reference to the Policy. The Insurer will issue a Policy in favor of the Trustee for the benefit of the holders of Notes (the "Noteholders") with respect to the Notes. The Policy unconditionally guarantees the payment of Insured Payments (as defined herein) on the Notes. The Insurer will make each required Insured Payment other than with respect to Preference Amounts to the Trustee on the later of (i) the Payment Date (as defined herein) on which such Insured Payment is distributable to the Noteholders pursuant to the Indenture; and (ii) the third Business Day (as defined herein) following the Business Day on which the Insurer shall have received telephonic or telegraphic notice, subsequently confirmed in writing, or written notice by registered or certified mail, from the Trustee, specifying that an Insured Payment is due in accordance with the terms of the Policy. The Insurer will pay any Insured Payment that is a Preference Amount on the third Business Day following the Business Day of a certified copy of the order requiring the return of a preference payment, and such other documentation as is reasonably required by the Insurer, such documentation being in a form satisfactory to the Insurer, provided that if such documents are received after 12:00 noon (New York City time) on such Business Day, they will be deemed to have been received on the following Business Day.

            The Insurer shall be subrogated to all of the Noteholder's rights to payment on the Notes to the extent of the payments made under the Policy. Once Insured Payments are paid to the Trustee, the Insurer will have no further obligation in respect of such Insured Payments. Payments under the Policy shall be made only at the time set forth in the Policy and no accelerated payments shall be made regardless of any acceleration of any of the Notes, unless such acceleration is at the sole option of the Insurer.

            The Policy does not cover shortfalls, if any, attributable to the liability of the Trust or the Trustee for withholding taxes, if any (including interest and penalties in respect of any such liability), any prepayment penalty or other accelerated payment which at any time may become due on or with respect to any Note, other than at the sole option of the Insurer, nor against any risk other than nonpayment, including failure of the Trustee to make any payment due to the Noteholders. The Policy does not cover, and Insured Payments do not include, any shortfalls due to the application of the Soldiers' and Sailors Relief Act.

            The Insurer's obligation under the Policy will be discharged to the extent that funds are received by the Trustee for distribution to the Noteholders, whether or not such funds are properly distributed by the Trustee.

            For purposes of the Policy, "Noteholders" does not and may not include the Issuer or the Servicer.

            "Insured Payment" means (x) with respect to any Payment Date the excess, if any, of (i) the sum of (a) the related Interest Payments (as defined herein) and (b) the related (without duplication) over (ii) Available Funds (excluding Insured Payments) and (y) on [date], the outstanding Note Principal Balance of the Notes of each Class then outstanding to the extent Available Funds (excluding Insured Payments) are not sufficient to make such payment on such date. The Policy expires and terminates without any action on the part of the Insurer or any other person on the date that is one year and one day following the date on which the Notes have been paid in full.

            "Note Principal Balance" means as of any date of determination and with respect to each class of Notes, the principal balance of the related class of Notes on April __, 1999 (the "Issuance Date") less any amounts actually distributed as principal thereon on all prior Payment Dates.

            "Preference Amount" means any amount previously distributed to a Noteholder that is recoverable and sought to be recovered as a voidable preference by a trustee in bankruptcy pursuant to the United States Bankruptcy Code (11 U.S.C.) as amended from time to time, in accordance with a final non-appealable order of a court having competent jurisdiction.

            The Policy is non-cancelable.

            The Policy is issued under and pursuant to and shall be construed under, the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

            The Policy Is Not Covered by The Property/Casualty Insurance Security Fund Specified in Article 76 of The New York Insurance Law.

            Drawings Under the Policy. On each Determination Date the Trustee shall determine whether an Insured Payment is required to be paid for the Notes for the related Payment Date. If the Trustee determines that an Insured Payment is required to be paid for the related Payment Date, the Trustee shall complete a Notice in the form of Exhibit A to the Policy and submit such notice to the Insurer no later than 12:00 noon New York City time on the second Business Day preceding such Payment Date as a claim for an Insured Payment.

                                 The Asset Pool

            The Pledged Assets. The Notes will be secured by a segregated pool of assets (the "Asset Pool") that includes a portfolio of chattel paper composed of leases, leases intended as security agreements and installment sales contracts acquired or originated by IOS Capital, together with certain monies received relating thereto (the "Leases"). The Leases, including the Issuer's interests in the underlying Equipment, are hereafter referred to as the "Lease Receivables."

            The Leases. The Lease Receivables will be acquired by the Seller from the Originator pursuant to an Assignment and Servicing Agreement among the Seller, the Originator and the Issuer (the "Assignment and Servicing Agreement"). Contemporaneously, the Lease Receivables will be transferred from the Seller to the Issuer pursuant to the Assignment and Servicing Agreement and pledged by the Issuer to the Trustee for the benefit of the Noteholders.

            The Leases were originated by the Originator or acquired by the Originator from sellers or other originators in accordance with the Originator's specified underwriting criteria. The underwriting criteria applicable to the Leases included in the Asset Pool is described in all material respects under the heading "The Originator's Leasing Business" in the Prospectus.

            The Issuer will not have and the Asset Pool will not include any ownership interest in any Equipment, including any residual interest in any Equipment after the related Lease has been paid in full.

            The Leases are triple-net leases which means that the terms of the leases require the lessees to pay all taxes, maintenance and insurance associated with the related Equipment and are non-cancelable by the businesses and individual business owners who lease the Equipment (each, a "Lessee"). Under certain conditions, IOS Capital may consent to prepayment of the Leases. Generally, IOS Capital will consent to a prepayment of a Lease where the Lessee is upgrading the related Equipment. All payments under the Leases are absolute, unconditional obligations of the related Lessees. The Leases provide that payments under the Leases are not subject to setoff or reduction without the consent of the related lessor (each a "Lessor"). Such payments will be made by the Lessees to IOS Capital, as servicer , for the account of IKON Receivables, LLC.

            Each Lessee entered into its Lease for specified equipment which may be designated in schedules incorporated into the Lease. To the extent not set forth in the Lease, the schedules, among other things, establish the periodic payments and the term of the Lease with respect to such equipment. The Leases follow one of several different forms of lease agreement, with occasional modifications which do not materially affect the basic terms of the Leases. As of the Cut-Off Date, the weighted average remaining term of the Leases in the Asset Pool is _____ months. The Originator will represent and warrant that, as of the Cut-Off Date, all Leases will be current or less than 61 days delinquent and, as of the initial Determination Date, all Lessees will have made at least one payment.

            IOS Capital offers a cost per copy program, pursuant to which Lessees pay a fixed monthly payment for which they are allowed a certain minimum monthly copy usage. The monthly fixed payment represents equipment financing and a monthly maintenance charge (the "Maintenance Charge"). IOS Capital calculates usage monthly using copier meter readings. To the extent that the usage has exceeded the monthly copy allowance, IOS Capital bills the Lessee incremental charges for the excess copy usage ("Excess Copy Charge"). This Excess Copy Charge is remitted to IKON Office Solutions, upon collection by IOS Capital. Only the equipment financing portion will be included in the Discounted Present Value of the Leases.

            Lessees covenant to maintain the Equipment and install it at a place of business agreed upon with IOS Capital. Delivery, transportation, repairs and maintenance are the obligation of the Lessees, and all Lessees are required to carry, at their respective expense, liability and replacement cost insurance under terms acceptable to IOS Capital. Proceeds of such insurance will constitute Casualty Payments (as defined herein). Any defaults under a Lease permit a declaration, as immediately due and payable, of all remaining Lease Payments under the Lease and the immediate return of the Equipment. Generally, any payments received six days after the scheduled payment date are subject to late charges.

            "Non-Performing Leases" are (a) Leases that have become more than 120 days delinquent or (b) Leases that have been accelerated by the Servicer or
(c) Leases that the Servicer has determined to be uncollectible in accordance with the Servicer's customary practices. IOS Capital will represent and warrant that, as of the Cut-Off Date, none of the Leases are Non-Performing Leases and the Seller will represent in the Assignment and Servicing Agreement that at the time of transfer of any Lease to the Issuer, such Lease was not a Non-Performing Lease.

            The Servicer's customary practices with respect to Non-Performing Leases include such action as is necessary to cause, or attempt to cause, the Lessee thereunder to cure such non-performance or to terminate such lease and recover the outstanding amount owed under the Lease and all damages resulting from any default on the Non-Performing Leases. The Servicer will take action that is consistent with the customary practices of servicers in the equipment leasing industry. In addition, the Servicer will use its best efforts to sell or lease any Equipment that is subject to a Non-Performing Lease in a timely manner and upon the most favorable terms and conditions available at the time in order to recoup any amounts still due on the Lease.

            Certain Information with Respect to the Leases and the Lessees. The following tables summarize certain information with respect to the Leases and the Lessees as of the opening of business on April 1, 1999 (the "Cut-Off Date"). The Issuer is not aware of any trends or changes relating to the data in the following tables that would be expected to impact the future performance of the pool of leases. As used in such tables, the "Statistical Discounted Present Value of the Leases" means an amount equal to the future remaining scheduled Lease Payments from the Leases as of the Cut-Off Date, discounted at a rate equal to ___%. The aggregate Statistical Discounted Present Value of the Leases as of the Cut-Off Date is $__________. See "Description of the Notes--Discounted Present Value of the Leases."

                         Distribution of Leases By State

                                                                        Percentage
                                                                            of
                                                                        Statistical                     Percentage
                                                         Statistical     Discounted                    of Aggregate
                                          Percentage     Discounted       Present        Aggregate       Original
                            Number of     of Number     Present Value     Value of       Original        Equipment
          State               Leases      of Leases       of Leases        Leases     Equipment Cost       Cost
-----------------------     ---------     ----------    -------------   -----------   --------------   ------------
Alaska
Alabama
Arkansas
Arizona
California
Colorado
Connecticut
District of Columbia
Delaware
Florida
Georgia
Hawaii
Iowa
Idaho
Illinois
Indiana
Kansas
Kentucky
Louisiana
Massachusetts
Maryland
Maine
Michigan
Minnesota
Missouri
Mississippi
Montana
North Carolina
North Dakota
Nebraska
New Hampshire
New Jersey
New Mexico
Nevada
New York
Ohio
Oklahoma
Oregon
Pennsylvania
Puerto Rico
Rhode Island
South Carolina
South Dakota
Tennessee
Texas
Utah
Virginia
Vermont
Washington
Wisconsin
West Virginia
Wyoming
===================================================================================================================
Total
===================================================================================================================

                     Distribution of Leases by Lease Balance

                                                                         Percentage
                                                                             of
                                                                        Statistical
                                                        Statistical      Discounted                    Percentage of
  Statistical Discounted                 Percentage      Discounted       Present        Aggregate       Aggregate
   Present Value of the     Number of    of Number     Present Value      Value of       Original         Original
          Leases              Leases     of Leases       of Leases         Leases     Equipment Cost   Equipment Cost
--------------------------  ---------    ----------    -------------    -----------   --------------   --------------
  $     0.01 -   5,000.00
    5,000.01 -  10,000.00
   10,000.01 -  15,000.00
   15,000.01 -  20,000.00
   20,000.01 -  25,000.00
   25,000.01 -  30,000.00
   30,000.01 -  35,000.00
   35,000.01 -  40,000.00
   40,000.01 -  45,000.00
   45,000.01 -  50,000.00
   50,000.01 -  60,000.00
   60,000.01 -  70,000.00
   70,000.01 -  80,000.00
   80,000.01 -  90,000.00
   90,000.01 - 100,000.00
  100,000.01 - 125,000.00
  125,000.01 - 150,000.00
  150,000.01 - 175,000.00
  175,000.01 - 200,000.00
  200,000.01 - 300,000.00
  300,000.01 - 400,000.00
  400,000.01 - 500,000.00
  500,000.01 - 600,000.00
  600,000.01 - 700,000.00
  700,000.01 - 800,000.00
  800,000.01 - 900,000.00
  900,000.01 -1,000,000.00
1,000,000.01 -1,500,000.00
1,500,000.01 -2,000,000.00
 greater than 2,000,000.00
=====================================================================================================================
 Total
=====================================================================================================================

              Distribution of Leases by Remaining Term to Maturity

                                                                           Percentage
                                                                               of
                                                                          Statistical                     Percentage
                                                         Statistical       Discounted                    of Aggregate
                                         Percentage       Discounted        Present        Aggregate       Original
                            Number of    of Number     Present Value of     Value of       Original       Equipment
 Remaining Term (months)      Leases     of Leases          Leases           Leases     Equipment Cost       Cost
--------------------------  ---------    ----------    ----------------   -----------   --------------   ------------
          0 - 12
         13 - 24
         25 - 36
         37 - 48
         49 - 60
         61 - 72
         73 - 84
=====================================================================================================================
Total:
=====================================================================================================================

               Distribution of Leases by Original Term to Maturity

                                                                           Percentage
                                                                               of                         Percentage
                                                                          Statistical                         of
                                                         Statistical       Discounted                     Aggregate
                                         Percentage       Discounted        Present        Aggregate       Original
                            Number of    of Number      Present Value       Value of       Original       Equipment
  Original Term (months)      Leases     of Leases        of Leases          Leases     Equipment Cost       Cost
--------------------------  ---------    ----------    -------------      -----------   --------------   ------------
          0 - 12
         13 - 24
         25 - 36
         37 - 48
         49 - 60
         61 - 72
         73 - 84
         85 - 96
=====================================================================================================================
Total
=====================================================================================================================

                  Distribution of Leases by Classification Type

                                                                          Percentage
                                                                              of                          Percentage
                                                                         Statistical                          of
                                                          Statistical     Discounted                      Aggregate
                                           Percentage     Discounted       Present        Aggregate        Original
                             Number of     of Number     Present Value     Value of        Original       Equipment
        Lease Type             Leases      of Leases       of Leases        Leases      Equipment Cost       Cost
--------------------------   ---------     ----------    -------------   -----------    --------------   ------------
Finance Lease
Operating Lease
=====================================================================================================================
Total
=====================================================================================================================

                Distribution of Finance Leases by Purchase Option

                                                                          Percentage
                                                                              of                          Percentage
                                                                         Statistical                          of
                                                          Statistical     Discounted                      Aggregate
                                           Percentage     Discounted       Present        Aggregate        Original
                             Number of     of Number     Present Value     Value of        Original       Equipment
     Purchase Option           Leases      of Leases       of Leases        Leases      Equipment Cost       Cost
--------------------------   ---------     ----------    -------------   -----------    --------------   ------------
Fixed Purchase Option
Fair Market Value
Nominal Buyout
=====================================================================================================================
Total
=====================================================================================================================

                     Distribution of Leases by Delinquencies

                                                                           Percentage
                                                                               of                         Percentage
                                                                          Statistical                         of
                                                          Statistical      Discounted                     Aggregate
                                          Percentage      Discounted        Present        Aggregate       Original
                              Number of    of Number   Present Value of     Value of       Original       Equipment
      Days Delinquent           Leases     of Leases        Leases           Leases     Equipment Cost       Cost
--------------------------    ---------   ----------    -------------     -----------   --------------   ------------
           0 - 29
          30 - 59
          60 - 62
=====================================================================================================================
Total
=====================================================================================================================

                    Distribution of Leases by Equipment Type

                                                                         Percentage
                                                                             of
                                                                        Statistical                     Percentage
                                                         Statistical     Discounted                    of Aggregate
                                          Percentage     Discounted       Present        Aggregate       Original
                              Number of    of Number    Present Value     Value of       Original        Equipment
       Equipment Type           Leases     of Leases      of Leases        Leases     Equipment Cost       Cost
--------------------------    ---------   ----------    -------------   -----------   --------------   ------------




=====================================================================================================================
Total
=====================================================================================================================

            Additions, Substitutions and Adjustments. Although the Leases will be non-cancelable by the Lessees, IOS Capital has, from time to time, permitted early termination by Lessees ("Early Lease Termination") or other modifications of the Lease terms in certain circumstances more fully specified in the Assignment and Servicing Agreement, including, without limitation, in connection with a full or partial buy-out or equipment upgrade.

            In the event of an Early Lease Termination which has been prepaid in full or in part, the Issuer will have the option to reinvest the proceeds of the related Lease ("Early Termination Lease") in one or more Leases having similar characteristics as such terminated Lease (each, an "Additional Lease").

            In addition, IOS Capital will have the option to substitute one or more leases having similar characteristics (each, a "Substitute Lease") for (a) Non-Performing Leases, (b) Leases subject to repurchase as a result of a breach of representation and warranty (each a "Warranty Lease") and (c) Leases following a modification or adjustment to the terms of such Lease (each, an "Adjusted Lease"). The aggregate Discounted Present Value of the Non-Performing Leases for which IOS Capital may substitute Substitute Leases is limited to an amount not in excess of 10% of the aggregate Discounted Present Value of the Leases as of the Cut-Off Date. The aggregate Discounted Present Value of Adjusted Leases and Warranty Leases for which IOS Capital may substitute Substitute Leases is limited to an amount not in excess of 10% of the aggregate Discounted Present Value of the Leases as of the Cut-Off Date.

            The terms of a Lease may be modified or adjusted for administrative reasons or at the request of the Lessee or Lessor due to a variety of circumstances, including changes to the delivery date of equipment, the cost of equipment, the components of leased equipment or to correct information when a Lease is entered into IOS Capital's servicing system. Such modifications may result in adjustments to the lease commencement date, the monthly payment date, the amount of the monthly payment or the equipment subject to a Lease.

            Additional Leases and Substitute Leases will be originated using the same credit criteria as the initial Leases. To the extent material, information with respect to such Additional or Substitute Leases will be included in periodic reports filed with the Commission as are required under the Securities Exchange Act of 1934. Each Substitute Lease and Additional Lease will be required to be an Eligible Lease.

            In no event will the aggregate scheduled payments of the Leases, after the inclusion of the Substitute Leases and Additional Leases, be materially less than the aggregate scheduled payments of the Leases prior to such substitution or reinvestment. Additionally, the final payment on such Substitute Lease or Additional Lease will be on or prior to [date], or, to the extent the final payment on such Lease is due subsequent to [date], only scheduled payments due on or prior to such date will be included in the Discounted Present Value of such Lease for the purpose of making any calculation under the Indenture.

            In the event that an Early Lease Termination is allowed by IOS Capital and an Additional Lease is not provided, the amount prepaid will be equal to at least the Discounted Present Value of the terminated Lease, plus any delinquent payments. See "The Asset Pool--The Leases."

            Assignment and Servicing Agreement. In the Assignment and Servicing Agreement, IOS Capital will make certain representations and warranties regarding the Leases and the Equipment. In the event that (a) any of such representations and warranties made by IOS Capital proves at any time to have been inaccurate in any material respect as of the Issuance Date or (b) any Lease shall be terminated in whole or in part by a Lessee, or (c) any amounts due with respect to any Lease shall be reduced or impaired, as a result of (i) any action or inaction by IOS Capital (other than any such action or inaction of IOS Capital, when acting as Servicer, in connection with the enforcement of any Lease other than those leases IOS Capital permitted to be terminated early in a manner consistent with the provisions of the Assignment and Servicing Agreement) or (ii) any claim by any Lessee against IOS Capital, and, in any such case, the event or condition causing such inaccuracy, termination, reduction, impairment or claim shall not have been cured or corrected within 30 days after the earlier of the date on which IOS Capital is given notice thereof by the Issuer or the Trustee or the date on which IOS Capital otherwise first has notice thereof, IOS Capital will repurchase such Lease and the related Equipment by paying to the Trustee for deposit into the Collection Account, not later than the Determination Date next following the expiration of such 30-day period, an amount at least equal to the Discounted Present Value of such Lease plus any amounts previously due and unpaid thereon. In the alternative, subject to the satisfaction of certain requirements set forth in the Assignment and Servicing Agreement, IOS Capital will have the option to substitute one or more Substitute Leases for such Warranty Lease. Any inaccuracy in any representation or warranty with respect to (i) the priority of the lien of the Indenture with respect to any Lease or (ii) the amount (if less than represented) of the Lease Payments, Casualty Payments or Termination Payments under any Lease shall be deemed to be material.

            The Servicer. The Servicer will service the Lease Receivables comprising the Asset Pool pursuant to the Assignment and Servicing Agreement. The Servicer may delegate its servicing responsibilities to one or more sub-servicers, but will not be relieved of its liabilities with respect thereto. Pursuant to the Assignment and Servicing Agreement, the Servicer will forward Excess Copy Charges and Maintenance Charges to IKON Office Solutions and may make Servicer Advances (as defined herein).

            The Servicer will retain possession of the Leases and Lease files, provided, however, that, the Servicer may be required, upon the written request of the Insurer, to deliver the Leases and Lease files to the Trustee if the long-term debt rating assigned to the Servicer is downgraded below BBB- by S&P or Baa3 by Moody's.

            The Servicer will make certain representations and warranties regarding its authority to enter into, and its ability to perform its obligations under, the Assignment and Servicing Agreement. An uncured breach of such a representation or warranty that in any respect materially and adversely affects the interests of the Noteholders will constitute a Servicer Event of Default under the related Transaction Documents. See "Description of the Transaction Documents--Assignment and Servicing Agreement--Servicer Events of Default" and "--Rights upon Servicer Events of Default" in the Prospectus.

            Remittance and Other Servicing Procedures. All payments on Leases will be made by the Lessees to the order of IOS Capital to the national lock box account of the Servicer. The Servicer must deposit such payments (net of amounts that the Servicer is entitled to retain under the Indenture) in the Collection Account within two Business Days of the receipt thereof. See "Description of the Notes--Collection Account".

            Servicing Compensation and Payment of Expenses. A Servicing Fee (the "Servicing Fee") will be paid monthly to the Servicer on each Payment Date from amounts in the Collection Account and will be calculated by multiplying one-twelfth of 0.75% times the lesser of (i) the Outstanding Principal Amount of the Notes or (ii) the Discounted Present Value of the Performing Leases, each at the Determination Date for such Payment Date before application of payments with respect thereto.

            The Servicing Fee will be paid to the Servicer for servicing the Lease Receivables and to pay certain administrative expenses in connection with the Notes, including Trustee fees and expenses.

            Reports to Noteholders. The Servicer or the Trustee, as applicable, will forward or cause to be forwarded to each holder of record of such class of Notes statements or information with respect to the Asset Pool setting forth the information specifically described in the Assignment and Servicing Agreement and the Indenture,

(as defined herein) which will include the statements and information described under "Description of the Notes--Reports to Noteholders," in the Prospectus.

            Certain Rights of Insurer. Under the Transaction Documents, so long as the Policy is outstanding, the Insurer will be entitled to exercise substantially all of the rights of Noteholders and the Noteholders will be precluded from exercising such rights without the prior written consent of the Insurer. Such rights include: (i) the right to remove the Servicer or Trustee and to appoint or approve successors to the Servicer or Trustee, (ii) the right to declare defaults or to waive such defaults, (iii) the right to institute proceedings in respect of the Transaction Documents or the Notes, and (iv) the right to consent to or approve amendments or modifications to the Transaction Documents.

                            Description of the Notes

            General. The _____% Class A-1 Lease-Backed Notes (the "Class A-1 Notes"), _____% Class A-2 Lease-Backed Notes (the "Class A-2 Notes"), _____% Class A-3 Lease-Backed Notes (the "Class A-3 Notes") and _____% Class A-4 Lease-Backed Notes (the "Class A-4 Notes" and, together with the Class A-1 Notes, Class A-2 Notes and Class A-3 Notes, the "Notes") will be issued pursuant to the Indenture. The following statements with respect to the Notes is a summary of all material terms relating to a description of the Notes. However, investors in the Notes should review the Indenture, the form of which is filed as an exhibit to the registration statement of which this Prospectus forms a part. Whenever any particular section of the Indenture or any term used therein is referred to, the section in the Indenture or the term used therein should be reviewed by you in order to fully understand this offering.

            The Issuer will agree in the Indenture and in the Notes to pay to the Noteholders (i) the Initial Principal Amount and (ii) monthly interest at the times, from the sources and on the terms and conditions set forth in the Indenture and in the Notes. The Notes are debt obligations of the Issuer secured by the Asset Pool. The Notes do not represent any interest in or a recourse obligation of IOS Capital, the Insurer (except as provided in the Policy), the Trustee or any of their other affiliates other than the Issuer. The Issuer is a Delaware limited liability company with limited assets. Consequently, Noteholders must rely solely upon the Leases, funds on deposit in the Collection Account and the Reserve Account and the Policy for payment of principal of and interest on the Notes.

            The initial principal amount of the Notes of each Class will be $__________ for the Class A-1 Notes (the "Class A-1 Initial Principal Amount"), $__________ for the Class A-2 Notes (the "Class A-2 Initial Principal Amount"), $__________ for the Class A-3 Notes (the "Class A-3 Initial Principal Amount") and $__________ for the Class A-4 Notes (the "Class A-4 Initial Principal Amount" and, together with the Class A-1 Initial Principal Amount, the Class A-2 Initial Principal Amount and the Class A-3 Initial Principal Amount, the "Class A Initial Principal Amount").

            The combined aggregate principal amount of the Notes will comprise the initial principal amount (the "Initial Principal Amount") of the Notes.

            Interest on the Notes will be payable as set forth under "Interest Payments." Principal will be payable as set forth under "Principal Payments." Notes may be presented to the corporate trust office of the Trustee for registration of transfer or exchange. Notes may be exchanged without a service charge, but the Trustee may require payment to cover taxes or other governmental charges.

            Book-Entry Registration. The holders of the Class A-1 Notes (the "Class A-1 Noteholders"), the holders of the Class A-2 Notes (the "Class A-2 Noteholders"), the holders of the Class A-3 Notes (the "Class A-3 Noteholders"), and the holders of the Class A-4 Notes (the "Class A-4 Noteholders") and, together with the Class A-1 Noteholders, the Class A-2 Noteholders, and the Class A-3 Noteholders, the "Class A Noteholders"), may hold their notes through The Depository Trust Company ("DTC") (in the United States) or Cedel Bank ("CEDEL") and the Euroclear System ("Euroclear") (in Europe) if they are participants of such systems, or indirectly through organizations which are participants in such systems. See "Description of the Notes--Book Entry Registration" in the Prospectus.

            Discounted Present Value of the Leases. The discounted present value of the Leases (the "Discounted Present Value of the Leases"), at any given time, shall equal the future remaining scheduled Lease Payments on the Leases (including Non-Performing Leases), discounted at a rate equal to _____% (the "Discount Rate"). The discounted present value of the Performing Leases (the "Discounted Present Value of the Performing Leases") equals the Discounted Present Value of the Leases, reduced by all future remaining scheduled Lease Payments on the Non-Performing Leases, discounted at the Discount Rate. The aggregate Discounted Present Value of the Leases as of the Cut-Off Date, calculated at the Discount Rate, is $__________. Certain of the information set forth in this Prospectus Supplement is based on the Statistical Discounted Present Value of the Leases as of the Cut-Off Date rather than on the basis of the Discounted Present Value of the Leases as of the Cut-Off Date. However, the Statistical Discounted Present Value of the Leases as of the Cut-Off Date does not vary materially from the Discounted Present Value of the Leases as of the Cut-Off Date. See "The Asset Pool--Certain Information with Respect to the Leases and the Lessees."

            Expected Maturity; Stated Maturity. The expected maturity dates with respect to the Class A-1 Notes, Class A-2 Notes, Class A-3 Notes and Class A-4 Notes are the Payment Dates on __________, __________, __________ and
__________, respectively. The stated maturity date with respect to the Class A-1 Notes is the Payment Date on _____________ (the "Class A-1 Stated Maturity Date"), the stated maturity date with respect to the Class A-2 Notes is the Payment Date on __________, ____ (the "Class A-2 Stated Maturity Date"), the stated maturity date with respect to the Class A-3 Notes is the Payment Date on __________, ____ (the "Class A-3 Stated Maturity Date") and the stated maturity date with respect to the Class A-4 Notes is the Payment Date on __________, ____ (the "Class A-4 Stated Maturity Date"). However, if all payments on the Leases are made as scheduled, final payment with respect to the Notes would occur prior to stated maturity.

            Determination Date. The determination date ("Determination Date") with respect to each Payment Date is the fifth day prior to such Payment Date (or the preceding business day, if such day is not a business day). On each Determination Date, the Servicer will determine the amount of payments received on the Leases in respect of the immediately preceding calendar month (each such period, a "Due Period") which will be available for distribution on the Payment Date. See "Description of the Notes--Distributions on Notes."

            Payment Date. Payments on the Notes will be made on the fifteenth day of each month (or if such day is not a business day, the next succeeding business day), commencing on June 15, 1999, to holders of record on the last business day preceding a Payment Date, or, if the notes are definitive notes, the last business day of the month preceding a Payment Date (each, a "Record Date"). See "Description of the Notes--Distributions on Notes."

            Interest Payments. The Notes will bear interest from the Issuance Date at the applicable interest rate for the respective class as set forth below. The Interest Rate is calculated on the basis of a year of 360 days comprised of twelve 30-day months (except in the case of the Class A-1 Notes, for which interest will be calculated on the basis of a year of 360 days and the actual number of days in such interest accrual period) payable on the Payment Date to the person in whose name the Note was registered at the close of business on the preceding Record Date. The interest rate for the Notes is as follows: _____% per annum on the Class A-1 Notes (the "Class A-1 Interest Rate"), _____% per annum on the Class A-2 Notes (the "Class A-2 Interest Rate"), _____% per annum on the Class A-3 Notes (the "Class A-3 Interest Rate") and
_____% per annum on the Class A-4 Notes (the "Class A-4 Interest Rate"). With respect to any particular Class, the "Interest Rate" refers to the applicable rate indicated in the immediately preceding sentence.

            On each Payment Date, the interest due (the "Interest Payments") with respect to the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes and the Class A-4 Notes will be the interest that has accrued on such Notes since the last Payment Date (or in the case of the first Payment Date, since the Issuance Date) (each such period, the "Interest Accrual Period") at the applicable Interest Rate applied to the then unpaid principal amounts (the "Outstanding Principal Amounts") of the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes and the Class A-4 Notes, respectively, after giving effect to payments of principal to the Class A-1 Noteholders, the Class A-2 Noteholders, the Class A-3 Noteholders and the Class A-4 Noteholders, respectively, on the preceding Payment Date (or, in the case of the first Payment Date, the Issuance Date), plus all previously accrued and unpaid interest on such Notes. See "Description of the Notes--General" and "Distributions on Notes."

            Principal Payments. For each Payment Date, the Noteholders will be entitled to receive payments of principal ("Principal Payments"), to the extent funds are available therefor, in the priorities set forth in the Indenture and described below and under "Description of the Notes--Distributions on Notes." On each Payment Date, to the extent funds are available therefor, the Principal Payment will be paid to the Noteholders in the following priority: (a) (i) to the Class A-1 Noteholders only, until the Outstanding Principal Amount on the Class A-1 Notes has been reduced to zero, the Class A Principal Payment, then
(ii) to the Class A-2 Noteholders only, until the Outstanding Principal Amount on the Class A-2 Notes has been reduced to zero, the Class A Principal Payment, then (iii) to the Class A-3 Noteholders only, until the Outstanding Principal Amount on the Class A-3 Notes has been reduced to zero, the Class A Principal Payment, and then (iv) to the Class A-4 Noteholders, until the Outstanding Principal Amount on the Class A-4 Notes has been reduced to zero, the Class A Principal Payment, and (b) if an Acceleration Event has occurred, Additional Principal shall be distributed, as an additional principal payment, sequentially, to the Class A-1 Noteholders, the Class A-2 Noteholders, the Class A-3 Noteholders and the Class A-4 Noteholders until the Outstanding Principal Amount of each such Class has been reduced to zero.

            "Additional Principal" with respect to each Payment Date equals the excess, if any, of (i)(A) the Outstanding Principal Balance of the Notes plus the Overcollateralization Balance as of the immediately preceding

Payment Date after giving effect to payments on such Payment Date, minus (B) the Discounted Present Value of the Performing Leases as of the related Determination Date, over (ii) the Class A Principal Payment to be paid on such Payment Date.

            The "Class A Principal Payment" will equal (a) while the Class A-1 Notes are outstanding, (i) on all Payment Dates prior to the __________ Payment Date, the lesser of (1) the amount necessary to reduce the Outstanding Principal Amount on the Class A-1 Notes to zero and (2) the difference between (A) the Discounted Present Value of the Performing Leases as of the previous Determination Date for the preceding Payment Date and (B) the Discounted Present Value of the Performing Leases as of the related Determination Date, and (ii) on and after the __________ Payment Date, the entire Outstanding Principal Amount of the Class A-1 Notes and (b) after the Class A-1 Notes have been paid in full, the amount necessary to reduce the aggregate Outstanding Principal Amount of the Notes to the Class A Target Investor Principal Amount.

            The "Class A Target Investor Principal Amount" with respect to each Payment Date is an amount equal to the product of (a) the Class A Percentage and
(b) the Discounted Present Value of the Performing Leases as of the related Determination Date.

            The "Class A Percentage" will be equal to approximately _____%.

            An "Acceleration Event" will occur if (i) with respect to any Payment Date, the Overcollateralization balance is less than or equal to the Overcollateralization Floor, (ii) for any three consecutive Due Periods, the average of the Annualized Default Rates for such Due Periods shall be greater than [____]%; and (iii) for any three consecutive Due Periods, the average of the Delinquency Rates for such Due Periods shall be greater than [____]%.

            The "Overcollateralization Balance" with respect to each Payment Date is an amount equal to the excess, if any, of (a) the Discounted Present Value of Performing Leases as of the related Determination Date over (b) the Outstanding Principal Amount of the Notes as of such Payment Date after giving effect to all principal payments made on that day.

            The "Overcollateralization Floor" with respect to each Payment Date means (a) __% of the initial Discounted Present Value of the Leases as of the Cut-Off Date, plus (b) the Cumulative Loss Amount with respect to such Payment Date, minus (c) the amount on deposit in the Reserve Account (as defined herein) after giving effect to withdrawals to be made on account of such Payment Date.

            The "Cumulative Loss Amount" with respect to each Payment Date is an amount equal to the excess, if any, of (a) the total of (i) the Outstanding Principal Amount of the Notes as of the immediately preceding Payment Date after giving effect to all principal payments made on that day, plus (ii) the Overcollateralization Balance as of the immediately preceding Payment Date, minus (iii) the lesser of (A) the Discounted Present Value of the Performing Leases as of the Determination Date relating to the immediately preceding Payment Date minus the Discounted Present Value of the Performing Leases as of the related Determination Date and (B) Available Funds remaining after the payment of amounts owing the Servicer and in respect of interest on the Notes on such Payment Date, over (b) the Discounted Present Value of the Performing Leases as of the related Determination Date.

            The "Annualized Default Rate" means for any Due Period, the sum of the Discounted Present Value as of the related Determination Date of all Leases that became Non-Performing Leases during such Due Period minus the sum of the recoveries on Non-Performing Leases received during such Due Period, divided by the Discounted Present Value of the Leases on the Determination Date immediately preceding such Determination Date, multiplied by twelve.

            The "Delinquency Rate" means for any Due Period, the sum of the Discounted Present Value as of the related Determination Date of all Leases that are 61 or more days delinquent, as of such Determination Date, divided by the Discounted Present Value of the Leases on such Determination Date.

            Collection Account. The Trustee will establish and maintain an Eligible Account (as defined herein) (the "Collection Account") into which the Servicer will deposit, as described in the Prospectus, all Lease Payments (as defined herein), Casualty Payments, Retainable Deposits, Termination Payments, certain proceeds from repurchases by IOS Capital of Leases as a result of breaches of representations and warranties and recoveries from Non-Performing Leases to the extent IOS Capital has not substituted a Substitute Lease for such Non-

Performing Lease (except to the extent required to reimburse unreimbursed Servicer Advances) (each as defined herein) on or in respect of each Lease included in the Asset Pool within two Business Days of receipt thereof. See "Description of the Notes--Collections" in the Prospectus.

            An "Eligible Account" means either (a) an account maintained with a depository institution or trust company acceptable to each of the Rating Agencies, or (b) a trust account or similar account maintained with a federal or state chartered depository institution, which may be an account maintained with the Trustee.

            A "Lease Payment" is the equipment financing portion of each fixed periodic rental payment payable by a Lessee under a Lease. Casualty Payments, Retainable Deposits, Termination Payments, prepayments of rent required pursuant to the terms of a Lease at or before the commencement of the Lease, security deposits, payments becoming due before the applicable Cut-Off Date and supplemental or additional payments required by the terms of a Lease with respect to taxes, insurance, maintenance (including, without limitation, any Maintenance Charges) or other specific charges (including, without limitation, any Excess Copy Charges), will not be Lease Payments hereunder.

            A "Casualty Payment" is any payment pursuant to a Lease on account of the loss, theft, condemnation, governmental taking, destruction, or damage beyond repair (each, a "Casualty") of any item of Equipment subject thereto which results, in accordance with the terms of the Lease, in a reduction in the number or amount of any future Lease Payments due thereunder or in the termination of the Lessee's obligation to make future Lease Payments thereunder.

            A "Retainable Deposit" is any security or other similar deposit which the Servicer has determined in accordance with its customary servicing practices is not refundable to the related Lessee.

            A "Termination Payment" is a payment payable by a Lessee under a Lease upon the early termination of such Lease (but not on account of a casualty or a Lease default) which may be agreed upon by the Servicer, acting in the name of the Issuer, and the Lessee.

            The Servicer will deposit the following funds within two Business Days of receipt into the Collection Account. The amount of such funds on deposit on any Determination Date, together with any funds deposited into the Collection Account from the Reserve Account, will constitute "Available Funds":

            (a)   Lease Payments due during the prior Due Period;

            (b)   Insured Payments;

            (c) recoveries from Non-Performing Leases to the extent IOS Capital has not substituted Substitute Leases for such Non-Performing Leases (except to the extent required to reimburse unreimbursed Servicer Advances);

            (d) late charges received on delinquent Lease payments not advanced by the Servicer;

            (e) proceeds from repurchases by IOS Capital of Leases as a result of breaches of representations and warranties to the extent IOS Capital has not substituted Substitute Leases for such Leases;

            (f) proceeds from investment of funds in the Collection Account and the Reserve Account, if any;

            (g)   Casualty Payments and Retainable Deposits;

            (h)   Servicer Advances (as defined herein);

            (i) Termination Payments to the extent the Issuer does not reinvest such Termination Payments in Additional Leases (as defined herein);

            (j) proceeds received once the Issuer exercises its right to redeem the Notes; and

            (k) to the extent there occurs an Available Funds Shortfall (as defined below), funds, if any, on deposit in the Reserve Account to the extent of such Available Funds Shortfall.

            The Servicer will not be required to deposit in the Collection Account, and Available Funds will not include, cash flows realized from the sale or release of the Equipment following the expiration dates of the Leases, other than Equipment subject to Non-Performing Leases.

            Reserve Account. The Trustee will establish and maintain an Eligible Account (the "Reserve Account"). On the Issuance Date, the Issuer will make an initial deposit to the Reserve Account in an amount equal to 1.00% of the Discounted Present Value of the Leases as of the Cut-Off Date. In the event that Available Funds (exclusive of amounts on deposit in the Reserve Account) are insufficient to pay the amounts owing the Servicing Fee, unreimbursed Servicer Advances, the premium on the Policy, Interest Payments on the Notes and the Class A Principal Payment (such payments, the "Required Payments" and such shortfall, an "Available Funds Shortfall") on any Payment Date, the Trustee will transfer from the Reserve Account to the Collection Account an amount equal to the lesser of the funds on deposit in the Reserve Account (the "Available Reserve Amount") and such deficiency.

            On each Payment Date, Available Funds remaining after the payment of the Required Payments will be deposited into the Reserve Account to the extent that the Required Reserve Amount exceeds the Available Reserve Amount. The "Required Reserve Amount" equals the lesser of (a) 1.00% of the Discounted Present Value of the Leases as of the Cut-Off Date and (b) the then unpaid principal amount (the "Outstanding Principal Amount") of the Notes. Any amounts on deposit in the Reserve Account in excess of the Required Reserve Amount will be released to the Issuer.

            Distributions on Notes. The first Payment Date is June 15, 1999. On each Determination Date, the Servicer will determine the Available Funds and the Required Payments in respect of the related Payment Date.

            For each Payment Date, the interest due with respect to the Notes will be the interest that has accrued on such Notes since the last Payment Date (or, in the case of the first Payment Date, since the Issuance Date), at the applicable Interest Rates applied to the Outstanding Principal Amount of each Class, after giving effect to payments of principal to Noteholders on the preceding Payment Date (or, in the case of the first Payment Date, the Issuance
Date), plus all previously accrued and unpaid interest on the Notes. Funds in the Collection Account, together with reinvestment earnings thereon, will be used by the Trustee to make required payments of principal and interest on the related Notes.

            For each Payment Date, Principal Payments due with respect to the Notes will be the Class A Principal Payment. In addition, if an Acceleration Event shall occur with respect to any Payment Date, Additional Principal shall be distributed, sequentially, as an additional principal payment on the Notes of each Class until the Outstanding Principal Amount of each Class has been reduced to zero.

            Unless an Event of Default (as defined herein) and acceleration of the Notes has occurred, on or before each Payment Date, the Servicer will instruct the Trustee to apply or cause to be applied the Available Funds to make the following payments in the following priority:

                  (a)   to pay the Servicing Fee;

                  (b) to reimburse unreimbursed Servicer Advances (as defined herein) in respect of a prior Payment Date;

                  (c)   to pay the Insurer the Policy premium due on such date;

                  (d) to make Interest Payments owing on the Class A Notes concurrently to the Class A-1 Noteholders, Class A-2 Noteholders, Class A-3 Noteholders and Class A-4 Noteholders;

                  (e) to make the Class A Principal Payment to (i) the Class A-1 Noteholders only, until the Outstanding Principal Amount on the Class A-1 Notes is reduced to zero, then
                        (ii) to the Class A-2 Noteholders only, until the Outstanding Principal Amount on the Class A-2 Notes is reduced to zero, then (iii) to the Class A-3

                        Noteholders only, until the Outstanding Principal Amount on the Class A-3 Notes is reduced to zero, and finally
                        (iv) to the Class A-4 Noteholders, until the Outstanding Principal Amount on the Class A-4 Notes is reduced to zero;

                  (f) to pay the Additional Principal, if any, as an additional reduction of principal to the Noteholders, in the order established in Clause (e) above, until the Outstanding Principal Amount on all of the Class A Notes has been reduced to zero;

                  (g) to make a deposit to the Reserve Account in an amount equal to the excess of the Required Reserve Amount over the Available Reserve Amount;

                  (h) to pay the Insurer any unreimbursed Insured Payments made by it together with interest thereon at a rate equal to ___% (the "Late Payment Rate"); and

                  (i)   to pay the Issuer the balance, if any.

            Advances by the Servicer. Prior to any Payment Date, the Servicer may, but will not be required to, advance (each, a "Servicer Advance") to the Trustee an amount sufficient to cover delinquencies on some or all Leases with respect to prior Due Periods. The Servicer will be reimbursed for such Servicer Advances from Available Funds on the following Payment Date. See "Distributions on Notes" above.

            Redemption. The Issuer may, at its option, redeem the Notes, as a whole, at their principal amount, without premium, together with interest at the applicable rate accrued to the date fixed for redemption if on any payment date the Discounted Present Value of the Performing Leases is less than or equal to 10% of the Discounted Present Value of the Leases as of the Cut-Off Date. The Issuer will give notice of such redemption to each Noteholder and the Trustee at least 30 days before the Payment Date fixed for such redemption. Upon deposit of funds necessary to effect such redemption, the Trustee shall pay the remaining unpaid principal amount on the Notes and all accrued and unpaid interest as of the date fixed for redemption.

            Events of Default and Notice Thereof. The following events will be "Events of Default" with respect to the Notes:

            (a) default in making Interest Payments when such become due and payable;

            (b)   default in making Principal Payments at Stated Maturity; or

            (c)   insolvency or bankruptcy events relating to the Issuer.

            The Indenture will provide that the Trustee will give the Noteholders notice of all uncured defaults known to it (the term "default" to include the events specified above without applicable grace periods).

            If an Event of Default occurs, the unpaid principal amount of the Notes will automatically become due and payable together with all accrued and unpaid interest thereon. However, if the Event of Default involves other than non-payment of principal or interest on the Notes, the Trustee may not sell the related Leases or any rights in the Equipment unless such sale is for an amount greater than or equal to the Outstanding Principal Amount of the Notes unless directed to do so by the Insurer (so long as the Policy is outstanding) or the holders of 66-2/3% of the then Outstanding Principal Amount of the Notes (if the Policy is no longer outstanding).

            Subsequent to an Event of Default and following any acceleration of the Notes pursuant to the Indenture, any monies that may then be held or thereafter received by the Trustee will be applied in the following order of priority, on the date or dates fixed by the Trustee and, in case of the distribution of the entire amount due on account of principal or interest, upon presentation of the Notes and surrender thereof:

            First to the payment of all costs and expenses of collection incurred by the Trustee and the Noteholders (including the reasonable fees and expenses of any counsel to the Trustee and the Noteholders);

            Second if the person then acting as Servicer under the Assignment and Servicing Agreement is not IOS Capital or an affiliate of IOS Capital, to the payment of all Servicing Fees then due to such person;

            Third first, to the payment of all accrued and unpaid interest on the Outstanding Principal Amount of the Class A-1 Notes, Class A-2 Notes, Class A-3 Notes and Class A-4 Notes pro rata to the date of payment thereof, including (to the extent permitted by applicable law) interest on any overdue installment of interest and principal from the maturity of such installment to the date of payment thereof at the rate per annum equal to the Class A-1 Interest Rate, Class A-2 Interest Rate, Class A-3 Interest Rate and Class A-4 Interest Rate, respectively, second to the payment of the Outstanding Principal Amount of the Class A-1 Notes, third, to the payment of the Outstanding Principal Amount of the Class A-2 Notes, Class A-3 Notes and Class A-4 Notes pro rata to the date of payment thereof; provided, that the Noteholders may allocate such payments for interest and principal at their own discretion, except that no such allocation may affect the allocation of such amounts or future payments received by any other Noteholder;

            Fourth to the payment of amounts then due the Trustee under the Indenture;

            Fifth to the payment of the Insurer of any unreimbursed Insured Payments made by it together with interest thereon at the Late Payment Rate;

            Sixth if the person then acting as servicer is IOS Capital or an affiliate of IOS Capital, to the payment of all Servicing Fees then due to the Servicer; and

            Seventh to the payment of the remainder, if any, to the Issuer or any other person legally entitled thereto.

            The Issuer will be required to furnish annually to the Trustee a statement of certain officers of the Issuer to the effect that to the best of their knowledge the Issuer is not in default in the performance and observance of the terms of the Indenture or, if the Issuer is in default, specifying such default.

            The Indenture will provide that the Insurer, so long as the Policy is outstanding, or the holders of 66-2/3% in aggregate principal amount of the Notes (if the Policy is no longer outstanding) then outstanding will have the right to waive certain defaults and, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust power conferred on the Trustee. The Indenture will provide that in case an Event of Default occurs (which shall not have been cured or waived), the Trustee will be required to exercise such of its rights and powers under such Indenture and to use the degree of care and skill in their exercise that a prudent man would exercise or use in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Noteholders unless they have offered the Trustee reasonable security or indemnity. Upon request of a Noteholder, the Trustee will provide information as to the outstanding principal amount of each Class of Notes.

            Modification of the Indenture. The Indenture may be modified and amended as described under "Description of the Transaction
Documents--Modification of the Indenture" in the Prospectus.

            Servicer Events of Default. The events and conditions constituting "Servicer Events of Default" under the Assignment and Servicing Agreement and the rights of the Trustee on behalf of Noteholders in the event of a Servicer Event of Default are described in "Description of the Transaction Documents--Servicer Events of Default" and "--Rights upon Servicer Events of Default" in the Prospectus.

            Servicer Events of Default shall include: (i) so long as IOS Capital is the Servicer, if there shall be a downgrading of the long-term debt rating assigned by Moody's or S&P to IOS Capital to BB or below or Ba2 or below, as the case may be; (ii) if for any three consecutive Due Periods, the average of the Annualized Default Rates for such Due Periods is greater than [____]%; and (iii) if for any three consecutive Due Periods, the average of the Delinquency Rates for such Due Periods is greater than [____]%.

            Security for the Notes. Repayment of the Notes will be secured by
(a) a first priority security interest in the Leases perfected both by filing UCC financing statements against the Issuer, the Seller and IOS Capital and by the Servicer taking possession of the respective Lease documents on behalf of the Issuer, (b) an assignment to the Issuer of IOS Capital's security interest in the underlying Equipment (which security interest in the Equipment has not been perfected by IOS Capital) and (c) a first priority security interest in all funds in the Collection Account and the Reserve Account. The Notes will also be entitled to the benefits of the Policy.

                       Prepayment and Yield Considerations

            The rate of principal payments on the Notes, the aggregate amount of each interest payment on such Notes and the yield to maturity of such Notes are directly related to the rate of payments on the underlying Leases. The payments on such Leases may be in the form of scheduled payments, prepayments or liquidations due to default, casualty and other events, which cannot be specified at present. Any such payments may result in distributions to Noteholders of amounts which would otherwise have been distributed over the remaining term of the Leases. In general, the rate of such payments may be influenced by a number of other factors, including general economic conditions. The rate of principal payments with respect to any Class may also be affected by any repurchase of the underlying Leases by IOS Capital pursuant to the Assignment and Servicing Agreement. In such event, the repurchase price will decrease the Discounted Present Value of the Performing Leases, causing the corresponding weighted average life of the Notes to decrease. See "Risk Factors--Prepayments and Related Reinvestment May Reduce Your Yield" in the Prospectus.

            In the event a Lease becomes a Non-Performing Lease, a Warranty Lease or an Adjusted Lease, IOS Capital will have the option to substitute a Substitute Lease; provided that such substitution shall be limited to (i) an aggregate amount not to exceed 10% of the Discounted Present Value of the Leases as of the Cut-Off Date with respect to Non-Performing Leases and (ii) an aggregate amount not to exceed 10% of the Discounted Present Value of the Leases as of the Cut-Off Date with respect to Adjusted Leases and Warranty Leases. In addition, in the event of an Early Lease Termination resulting in a Lease having been prepaid in full, IOS Capital will have the option to transfer an Additional Lease. The Substitute Leases and Additional Leases will have a Discounted Present Value of the Leases equal to or greater than that of the Leases being replaced and the monthly payments on the Substitute Leases or Additional Leases will be at least equal to those of the terminated Leases through the term of such terminated Leases. In the event that an Early Lease Termination is allowed by IOS Capital and a Substitute Lease is not provided, the amount prepaid will be equal to at least the Discounted Present Value of the Early Termination Lease, plus any delinquent payments.

            The effective yield to holders of the Notes will depend upon, among other things, the amount of and rate at which principal is paid to such Noteholders. The after-tax yield to Noteholders may be affected by lags between the time interest income accrues to Noteholders and the time the related interest income is received by the Noteholders.

            The following chart sets forth the percentage of the Initial Statistical Principal Amount (as defined below) of the Class A-1 Notes, Class A-2 Notes, Class A-3 Notes and Class A-4 Notes which would be outstanding on the Payment Dates set forth below assuming a Conditional Prepayment Rate ("CPR") of 0% and 12%, respectively, which in each case was calculated using the Statistical Discount Rate. The "Initial Statistical Principal Amount" of the Class A-1 Notes, Class A-2 Notes, Class A-3 Notes and Class A-4 Notes, is $___________, $__________, $___________ and $___________, respectively. The
"Statistical Class Percentage" for the Class A Notes is equal to _____%. Such information is hypothetical and is set forth for illustrative purposes only. The CPR assumes that a fraction of the outstanding Asset Pool is prepaid on each Distribution Date, which implies that each Lease in the Asset Pool is equally likely to prepay. This fraction, expressed as a percentage, is annualized to arrive at the Conditional Payment Rate for the Asset Pool. The CPR measures prepayments based on the outstanding Statistical Discounted Present Value of the Leases, after the payment of all Scheduled Payments on the Leases during such Due Period. The CPR further assumes that all Leases are the same size and amortize at the same rate and that each Lease will be either paid as scheduled or prepaid in full. The amounts set forth below are based upon the timely receipt of scheduled monthly Lease Payments as of the Cut-Off Date, assume that the Issuer exercises its option to redeem the Notes and assume the Issuance Date is April __, 1999 and the first Payment Date is June 15, 1999. The following charts were created using the Statistical Class Percentage related to the Statistical Initial Principal Amounts of the respective class.

               Percentage Of The Initial Principal Amounts At the
                         Respective CPR Set Forth Below

================================================================================
                                            % CPR
               -----------------------------------------------------------------
Payment Date     Class A-1        Class A-2         Class A-3        Class A-4
-------------  -------------    -------------     -------------    -------------
Issuance Date


WEIGHTED AVERAGE
 LIFE(1)(YEARS)
    To Call:
  To Maturity:

(1) The weighted average life of a Class A-1 Note, Class A-2 Note, Class A-3 Note and Class A-4 Note is determined by (a) multiplying the amount of cash distributions in reduction of the Outstanding Principal Amount of the respective Note by the number of years from the Issuance Date to such Payment Date, (b) adding the results, and (c) dividing the sum by the respective Initial Principal Amount.

               Percentage Of The Initial Principal Amounts At the
                         Respective CPR Set Forth Below
================================================================================
                                            % CPR
               -----------------------------------------------------------------
Payment Date     Class A-1        Class A-2         Class A-3        Class A-4
-------------  -------------    -------------     -------------    -------------
Issuance Date


WEIGHTED AVERAGE
 LIFE(1)(YEARS)
    To Call:
  To Maturity:

(1) The weighted average life of a Class A-1 Note, Class A-2 Note, Class A-3 Note and Class A-4 Note is determined by (a) multiplying the amount of cash distributions in reduction of the Outstanding Principal Amount of the respective Note by the number of years from the Issuance Date to such Payment Date, (b) adding the results, and (c) dividing the sum by the respective Initial Principal Amount.

                                   The Trustee

            The Trustee, Harris Trust and Savings Bank, is a banking corporation organized under the laws of Illinois. The Prospectus describes the conditions under which the Trustee may resign and the appointment of a successor trustee. See "The Trustee" in the Prospectus.

                    Material Federal Income Tax Consequences

            General. The following paragraphs together with the description of federal income tax consequences detailed in the Prospectus under the heading "Material Federal Income Tax Consequences" set forth the material federal income tax consequences to the original purchasers of the Notes of the purchase, ownership and disposition of the Notes. Tax Counsel's opinion does not purport to deal with all federal income tax considerations applicable to all categories of investors. Certain holders, including insurance companies, tax exempt organizations, financial institutions or broker deals, taxpayers subject to the alternative minimum tax, and holders that will hold the Notes as other than capital assets, may be subject to special rules that are not discussed below or in the Prospectus. In particular, this decision applies only to institutional investors that purchase Notes directly from the Issuer and hold the Notes as capital assets.

            The discussion that follows, and the opinion set forth below of Dewey Ballantine LLP, special tax counsel ("Tax Counsel") to the Issuer are based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code") and treasury regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of Tax Counsel is not binding on the courts or the Internal Revenue Service (the "IRS"). Potential investors should consult their own tax advisors in determining the federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the Notes.

            The following discussion addresses lease-backed Notes such as the Notes that are intended to be treated for federal income tax purposes as indebtedness secured by the underlying Lease Receivables. Tax counsel has prepared the following discussion and is of the opinion that such discussion is correct in all material respects.

            Tax Characterization of the Issuer. Tax Counsel is of the opinion that the Issuer will not be treated as an association (or a publicly traded partnership) taxable as a corporation for federal income tax purposes.

            Tax Characterization of the Notes. In the opinion of Tax Counsel, although no transaction closely comparable to that contemplated herein has been the subject of any treasury regulation, revenue ruling or judicial decision, based on the application of existing law to the facts as set forth in the applicable agreement, the Notes will be treated as indebtedness for federal income tax purposes. Although it is the opinion of Tax Counsel that the Notes are properly characterized as indebtedness for federal income tax purposes, no assurance can be given that such characterization of the Notes will prevail. The IRS could recharacterize the Notes under several alternative theories. See "Material Federal Income Tax Consequences--Tax Characterization of the Notes" in the Prospectus.

            Discount and Premium. It is not anticipated that the Notes will be issued with any original issue discount. See "Material Federal Income Tax Consequences--Discount and Premium--Original Issue Discount" in the Prospectus. In addition, a subsequent purchaser who buys a Note for less than its principal amount may be subject to the "market discount" rules of the Code. See "Material Federal Income Tax Consequences--Discount and Premium--Market Discount" in the Prospectus. A subsequent purchaser who buys a Note for more than its principal amount may be subject to the "market premium" rules of the Code. See "Material Federal Income Tax Consequences--Discount and Premium--Premium" in the Prospectus.

            Sale or Exchange of the Notes. If a Note is sold or exchanged, the seller will recognize gain or loss equal to the difference between the amount realized on the sale and such holder's adjusted basis in the Note. See "Material Federal Income Tax Consequences--Sale or Exchange" in the Prospectus.

            Other Matters. For a discussion of backup withholding and taxation of foreign investors in the Notes, see "Material Federal Income Tax Consequences--Backup Withholding" and "--Foreign Investors" in the Prospectus.

                              ERISA Considerations

            Section 406 of ERISA and Section 4975 of the Code prohibit a pension, profit sharing, or other employee benefit plan from engaging in certain transactions involving "plan assets" with persons that are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan. ERISA also imposes certain duties on persons who are fiduciaries of plans subject to ERISA and prohibits certain transactions between a plan and parties in interest with respect to such plans. Under ERISA, any person who exercises any authority or control respecting the management or disposition of the assets of a plan is considered to be a fiduciary of such plan (subject to certain exceptions not here relevant). A violation of these "prohibited transaction" rules may generate excise tax and other liabilities under ERISA and the Code for such persons. Employee plans that are government plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(53) of ERISA), are not subject to ERISA; however, such plans may be subject to comparable federal, state or local law restrictions.

            Certain transactions involving the Issuer might be deemed to constitute prohibited transactions under ERISA and the Code if assets of the Issuer were deemed to be "plan assets" of an employee benefit plan subject to ERISA or the Code, or an individual retirement account (an "IRA"), or any entity whose underlying assets are deemed to be assets of an employee benefit plan or an IRA by reason of such employee benefit plan's or such IRA's investment in such entity (each a "Benefit Plan"). Under a regulation issued by the United States Department of Labor (the "Plan Assets Regulation"), the assets of the Issuer would be treated as plan assets of a Benefit Plan for the purposes of ERISA and the Code only if the Benefit Plan acquired an "equity interest" in the Issuer and none of the exceptions contained in the Plan Assets Regulation were applicable. An equity interest is defined under the Plan Assets Regulation as an interest other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features. The Notes should be treated as indebtedness without substantial equity features for purposes of the Plan Assets Regulation. This determination is based in part upon the traditional debt features of the Notes, including the reasonable expectation of purchasers of Notes that the Notes will be repaid when due, as well as the absence of conversion rights, warrants and other typical equity features. The debt treatment of the Notes for ERISA purposes could change if the Issuer incurred losses. However, without regard to whether the Notes are treated as an equity interest for such purposes, the acquisition or holding of Notes by or on behalf of a Benefit Plan could be considered to give rise to a prohibited transaction if the Issuer or any of its Affiliates is or becomes a party in interest or disqualified person with respect to such Benefit Plan. In such case, certain exemptions from the prohibited transaction rules could be applicable depending on the type and circumstances of the plan fiduciary making the decision to acquire a Note. Included among these exemptions are: Prohibited Transaction Class Exemption ("PTCE") 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by banks, collective investment funds; PTCE 95-60, regarding investments by insurance company general accounts; PTCE 96-23, regarding transactions by in-house asset managers; and PTCE 84-14, regarding transactions by "qualified professional assets managers." Each investor using the assets of a Benefit Plan which acquires the Notes, or to whom the Notes are transferred, will be deemed to have represented that the acquisition and continued holding of the Notes will be covered by a Department of Labor class exemption.

            Due to the complexity of the applicable rules and the penalties that may be imposed upon persons included in non-exempt prohibited transactions, any Benefit Plan fiduciary considering the purchase of a Note with plan assets should consult with its counsel with respect to the potential applicability of ERISA and the Code to such investment. Moreover, each Benefit Plan fiduciary should determine whether, under the general fiduciary standards of investment prudence and diversification, an investment in the Notes is appropriate for the Benefit Plan, taking into account the overall investment policy of the Benefit Plan and the composition of the Benefit Plan's investment portfolio.

                                 Use of Proceeds

            Proceeds from the sale of the Notes will be approximately $____________ before deducting expenses of approximately $____________ and before adding accrued interest. The net proceeds from the sale of the Notes will be used to fund the Reserve Account and to make distributions by the Issuer to the Seller and by the

Seller to the Originator. See "Use of Proceeds" in the Prospectus. The Originator will apply a substantial portion of the net proceeds distributed to it to satisfy obligations of it or its subsidiaries under a certain warehouse facility to PNC Bank, National Association, which is an affiliate of PNC Capital Markets, Inc., one of the Underwriters.

                              Ratings of the Notes

            It is a condition to the issuance of the Notes that the Class A-1 Notes be rated at least "P-1" and "A-1" and that the Class A-2, A-3 and A-4 Notes be rated at least "Aaa" and "AAA" by Moody's and S&P, respectively (each a "Rating Agency"). The ratings are dependent upon the rating of the Insurer as described in "Risk Factors--Ratings of the Notes are Dependent upon Creditworthiness of the Insurer".

            The ratings are not a recommendation to purchase, hold or sell the related Notes, inasmuch as such ratings do not comment as to market price or suitability for a particular investor. There is no assurance that any such rating will continue for any period of time or that it will not be lowered or withdrawn entirely by the Rating Agencies if, in its judgment, circumstances so warrant. A revision or withdrawal of such rating may have an adverse affect on the market price of the Notes. The rating of the Notes addresses the likelihood of the timely payment of interest and the ultimate payment of principal on the Notes by the Stated Maturity Date. The rating does not address the rate of Prepayments that may be experienced on the Leases and, therefore, does not address the effect of the rate of Lease Prepayments on the return of principal to the Noteholders.

                                  Underwriting

            Under the terms and subject to the conditions set forth in the underwriting agreement for the sale of the Notes, the Issuer has agreed to sell and Lehman Brothers ("Lehman Brothers"), PNC Capital Markets, Inc ("PNC Capital Markets"), Chase Securities, Inc. ("Chase Securities") and Deutsche Bank Securities Inc. ("Deutsche Bank" and, collectively with Lehman Brothers, PNC Capital Markets and Chase Securities, the "Underwriters") each severally has agreed to purchase the principal amount of the Notes set forth below:

                                                                            Principal Amount
                           Underwriting      ---------------------------------------------------------------------------
                             Discount        Lehman Brothers    PNC Capital Markets    Chase Securities    Deutsche Bank
                           ------------      ---------------    -------------------    ----------------    -------------
Class A-1 Notes
Class A-2 Notes
Class A-3 Notes
Class A-4 Notes

            The Issuer has been advised by the Underwriters that the several Underwriters propose initially to offer the Notes to the public at the respective prices set forth on the cover page of this Prospectus, and to certain dealers at such price, less a selling concession not in excess of ____% per Class A-1 Note, ____% per Class A-2 Note, ____% per Class A-3 Note and ____% per Class A-4 Note. The Underwriters may allow and such dealers may reallow to other dealers, a discount not in excess of ____% per Class A-1 Note, ____% per Class A-2 Note, ____% per Class A-3 Note and ____% per Class A-4 Note.

            The Underwriters will each represent and agree that:

            (a) it has not offered or sold, and, prior to the expiration of six months from the Issuance Date, will not offer or sell, any Notes to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for purposes of their business, or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

            (b) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom; and

            (c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or persons to whom such document may otherwise lawfully be issued, distributed or passed on.

            The Issuer and IOS Capital, Inc. have agreed to jointly and severally indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

            The Issuer has been advised by the Underwriters that the Underwriters presently intend to make a market in the Notes, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Notes and any such market making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Notes.

            The Underwriters may engage in over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids with respect to the Notes in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Over-allotment transactions involve syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the Notes so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transaction involve purchase of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the Notes originally sold by such syndicate member are purchased in a syndicate covering transaction. Such over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Notes to be higher than they would otherwise be in the absence of such transactions. The Issuer and the Underwriters do not represent that the Underwriters will engage in any such transactions. Such transactions, once commenced, may be discontinued without notice at any time.

                                 Legal Opinions

            Certain legal matters relating to the Notes will be passed upon for the Issuer by Ballard Spahr Andrews & Ingersoll, LLP, Philadelphia, Pennsylvania and for the Underwriters by Dewey Ballantine LLP, New York, New York.

                        Index Of Principal Defined Terms

Acceleration Event...............................S-22
Additional Lease.................................S-17
Additional Principal.............................S-21
Adjusted Lease...................................S-17
Ambac.............................................S-9
Annualized Default Rate..........................S-22
Asset Pool.......................................S-11
Assignment and Servicing Agreement...............S-12
Available Funds..................................S-23
Available Funds Shortfall........................S-24
Available Reserve Amount.........................S-24
Benefit Plan.....................................S-31
Casualty.........................................S-23
Casualty Payment.................................S-23
CEDEL............................................S-20
Chase Securities.................................S-33
Class A Initial Principal Amount.................S-20
Class A Noteholders..............................S-20
Class A Percentage...............................S-22
Class A Principal Payment........................S-22
Class A Target Investor Principal Amount.........S-22
Class A-1 Initial Principal Amount...............S-20
Class A-1 Interest Rate..........................S-21
Class A-1 Noteholders............................S-20
Class A-1 Notes..................................S-20
Class A-1 Stated Maturity Date...................S-21
Class A-2 Initial Principal Amount...............S-20
Class A-2 Interest Rate..........................S-21
Class A-2 Noteholders............................S-20
Class A-2 Notes..................................S-20
Class A-2 Stated Maturity Date...................S-21
Class A-3 Initial Principal Amount...............S-20
Class A-3 Interest Rate..........................S-21
Class A-3 Noteholders............................S-20
Class A-3 Notes..................................S-20
Class A-3 Stated Maturity Date...................S-21
Class A-4 Initial Principal Amount...............S-20
Class A-4 Interest Rate..........................S-21
Class A-4 Noteholders............................S-20
Class A-4 Notes..................................S-20
Class A-4 Stated Maturity Date...................S-21
Code.............................................S-30
Collection Account...............................S-22
CPR..............................................S-27
Cumulative Loss Amount...........................S-22
Cut-Off Date.....................................S-13
Delinquency Rate.................................S-22
Determination Date...............................S-21
Deutsche Bank....................................S-33
Discount Rate....................................S-20
Discounted Present Value of the Leases...........S-20
Discounted Present Value of the Performing
  Leases.........................................S-20
DTC..............................................S-20
Due Period.......................................S-21
Early Lease Termination..........................S-17
Early Termination Lease..........................S-17
Eligible Account.................................S-23
Equipment........................................S-11
Euroclear........................................S-20
Events of Default................................S-25
Excess Copy Charge...............................S-12
Fitch IBCA........................................S-9
Indenture.........................................S-8
Initial Principal Amount.........................S-20
Initial Statistical Principal Amount.............S-27
Insured Payment..................................S-11
Insurer...........................................S-9
Interest Accrual Period..........................S-21
Interest Payments................................S-21
Interest Rate....................................S-21
IOS Capital.......................................S-8
IRA..............................................S-31
IRS..............................................S-30
Issuance Date....................................S-11
Issuer............................................S-8
Late Payment Rate................................S-25
Lease Payment....................................S-23
Lease Receivables................................S-11
Leases...........................................S-11
Lehman Brothers..................................S-33
Lessor...........................................S-12
Maintenance Charge...............................S-12
Moody's...........................................S-9
Non-Performing Leases............................S-12
Note Principal Balance...........................S-11
Noteholders................................S-10, S-11
Notes............................................S-20
Originator........................................S-8
Outstanding Principal Amount.....................S-24
Outstanding Principal Amounts....................S-21
Overcollateralization Balance....................S-22
Overcollateralization Floor......................S-22
Plan Assets Regulation...........................S-31
PNC Capital Markets..............................S-33
Policy............................................S-8
Preference Amount................................S-11
Principal Payments...............................S-21
PTCE.............................................S-31
Rating Agency....................................S-32
Record Date......................................S-21
Required Payments................................S-24
Required Reserve Amount..........................S-24
Reserve Account..................................S-24
S&P...............................................S-9
Seller............................................S-8
Servicer..........................................S-8
Servicer Advance.................................S-25
Servicer Events of Default.......................S-26
Servicing Fee....................................S-18
Statistical Class Percentage.....................S-27
Substitute Lease.................................S-17
Tax Counsel......................................S-30
Termination Payment..............................S-23
Trustee...........................................S-8
Underwriters.....................................S-33
Warranty Lease...................................S-17

================================================================================


                      $_________________________________


                              IKON Receivables, LLC

                            ------------------------

                               P R O S P E C T U S
                               S U P P L E M E N T

                            ------------------------

                                 Lehman Brothers

                            PNC Capital Markets, Inc.

                             Chase Securities, Inc.

                          Deutsche Bank Securities Inc.

                              Dated April __, 1999

Until 90 days after the date of this prospectus supplement, all dealers that effect transactions in the Notes, whether or not participating in this offering, may be required to deliver a prospectus supplement and prospectus. This is in addition to the dealers' obligation to deliver a prospectus supplement and prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                           $_________ ___% Class A-1

                               Lease-Backed Notes


                           $_________ ___% Class A-2

                               Lease-Backed Notes


                           $_________ ___% Class A-3

                               Lease-Backed Notes


                           $_________ ___% Class A-4

                               Lease-Backed Notes


================================================================================